EXHIBIT 99.1

Investor Contact:
Brett Maas
Hayden Communications
646-536-7331
brett@haydenir.com
www.haydenir.com

Glowpoint Reports Record Second Quarter 2008 Revenues of $6.5 Million

Gross Margin for the Quarter Increases 39.7% from Year-Ago Period;

Company Narrows Operating and Net Loss for Quarter and Year-to-Date

HILLSIDE, NJ, August 14, 2008 – Glowpoint, Inc. (OTC BB: GLOW), a premiere, IP-based managed video communications services provider, today announced financial results for the quarter and six month period ended June 30, 2008.

Selected Financial Highlights

•

Total revenues increased 11% to $6.5 million, including 15.6% in Core revenue which increased to $5.6 million, for second quarter of 2008, the highest revenue marks of any single quarter in Company history.

•

Increase of approximately 25% in revenue from multi-point conferencing services for the second quarter of 2008.

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Gross margin for the second quarter of 2008 increased 860 basis points to 41.8% from 33.2% in second quarter 2007.

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Gross margin for the six months ended June 30, 2008 increased 1,080 basis points to 42.9% from 32.1% in the first half of 2007.

•

Net loss for the quarter narrowed to $0.3 million compared to $3.1 million in the year-ago period.

Selected Operational Highlights

•

Finalized formal agreement with a global telecommunications provider for branded (white label) VNOC Support Services for Cisco telepresence rooms.

•

Activated first VNOC customers in May supporting Polycom and Cisco telepresence rooms and currently support more than a dozen telepresence rooms and more than a dozen additional telepresence rooms pending activation.

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Launched the Telepresence interExchange Network (TEN) services, designed to solve the challenge of placing telepresence and non-telepresence video calls between companies on different private networks (business–to–business) as well as enabling access to public communities such as public room environments.

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Completed a number of white label customization projects, including two branded versions of Glowpoint’s Web-based scheduling software designed to support telepresence rooms.

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Provided managed video services for broadcast coverage of the 2008 professional football and basketball drafts, which featured live interviews carried across the Glowpoint video network from team locations around the country.

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Added more than 50 new multi-point conferencing customers year-to-date.

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Michael Brandofino selected by the IMCCA, a non-profit industry association specializing in the conferencing and collaboration market, to serve on its Board of Directors.

Michael Brandofino, chief executive officer of Glowpoint, commented, “In the second quarter we continued to deliver consistent growth in both our Core revenue and overall revenue. We have now posted seven consecutive quarters of Core revenue growth. In July, which is typically a slower sales month, we closed a number of sales that had been in the pipeline for some time. Earlier in the year we sensed that customers were somewhat confused by Cisco’s entrance into telepresence and the decision making process was taking much longer.  We see the number of closed sales in July as a good indication that customers are finally committing to a direction and moving forward with their telepresence strategy. The sales cycle has been longer than we anticipated, but the increase in VNOC Support sales for telepresence rooms in the last two months indicates that our investment is beginning to pay off and we are well positioned to continue our growth.”

Mr. Brandofino continued, “Our ability to capitalize on emerging trends is reflected in our launch of our Telepresence interExchange Network (TEN) services. We recognized that managed services play a critical role in the success and adoption of telepresence as a mission critical application. We have seen the trend emerging where customers are demanding support of business-to-business video communications and access to public and private environments. Business-to-business video has been part of our differentiation since our launch and we have leveraged this to position Glowpoint as a pivotal player, by delivering this support via TEN as well as our telepresence VNOC Support service.”

Financial Results for the Three Months Ended June 30 2008

For the second quarter of 2008, total revenue increased 11.0%, to $6.5 million from $5.8 million in the second quarter of 2007.  Overall Core revenue grew by 15.6%, to $5.6 million from $4.9 million.  Non-core revenue, which consists of ISDN resale revenues and integration services, decreased 11.2%, to $0.9 million from $1.0 million.

Gross margin for the quarter increased 39.7%, to $2.7 million from $1.9 million in the second quarter of 2007. Gross margin as a percentage of sales was 41.8% compared to 33.2% in the second quarter of 2007, an 860 basis point improvement.

Total operating expenses for the quarter decreased 5.5%, to $3.2 million from $3.4 million in the second quarter 2007. The loss from operations decreased 66.9%, or $0.9 million, to $0.5 million from $1.4 million in the second quarter of 2007. Net loss attributable to common stockholders decreased 90% to $0.3 million, or $0.01 per basic and diluted share, in the second quarter of 2008 compared to a loss of $3.1 million, or $0.07 per basic and diluted share, in the second quarter of 2007.

Ed Heinen, chief financial officer of Glowpoint, commented, “We continue to see improvement in our key operational metrics year-over-year and management remains focused on effectively leveraging our existing business capabilities and investments. The results can be seen in the increase in our gross margin as a percentage of sales for both the three and six month periods compared to last year’s same period. In addition, we are carefully focused on balancing expense control of our resources while still taking advantage of the growth opportunities we see in our market space. The decrease in our operating loss for the three and six months from the year ago period reflects the concerted efforts of the entire Glowpoint team to increase our operational efficiency while controlling our expenses.”

Mr. Heinen continued, “As we mentioned on our last conference call, there was a need to invest in training, equipment and resources as we prepared to scale our VNOC Support services for telepresence. We also noted at that time that the minimum ‘Adjusted EBITDA’ goals outlined in the Senior Secured Notes should not be used as guidance.  In the quarter just ended, as expected, we did not meet the minimum ‘Adjusted EBITDA.’  The only impact of this is that we will have a 2% increase in the interest rate on those notes on a going-forward basis. It is important to note that the failure to achieve the Adjusted EBITDA goals does not result in an event of default of the Senior Secured Notes and, while we dislike paying a higher interest rate, the investment in telepresence is already adding net new revenue and is anticipated to be a key contributor to growth, improving the overall value of the Company in the long term.”

Financial Results for the Six Months Ended June 30 2008

For the six months ended June 30, 2008, total revenue increased 8.5%, to $12.5 million from $11.5 million in the six months ended June 30, 2007. Overall Core revenue grew by 17.6%, to $11.0 million from $9.3 million. Non-core revenue decreased 30.6% to $1.5 million from $2.2 million.

Gross margin increased 45.4%, to $5.4 million in the first half of 2008 from $3.7 million in the same period of 2007. Gross margin as a percentage of sales was 42.9% in the first half of 2008 compared to 32.1% in the same period of 2007, a 1,080 basis point improvement.

Total operating expenses for the six months ended June 30, 2008 were $6.2 million compared to $6.1 million in the same period of 2007.

The loss from operations decreased 65.6%, or $1.6 million, to $0.8 million from $2.4 million in the first half of 2007. Net loss attributable to common stockholders was $3.2 million, or $0.07 per basic and diluted share, in the first six months of 2008 compared to a loss of $5.9 million, or $0.13 per basic and diluted share, in the same period of 2007.

GLOWPOINT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and shares)

	June 30, 2008	December 31, 2007
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$986	$2,312
Accounts receivable, net of allowance for doubtful accounts of $204 and $208, respectively	3,470	2,546
Prepaid expenses and other current assets	500	348
Total current assets	4,956	5,206
Property and equipment, net	2,726	2,692
Other assets	423	664
Total assets	$8,105	$8,562

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,447	$1,575
Accrued expenses	857	1,427
Accrued sales taxes and regulatory fees	4,092	4,011
Senior Secured Notes, net of discount of $2,643 and $0, respectively	8,537	—
Senior Secured Notes held by Insider Purchasers - related parties, net of discount of $154 and $0, respectively	316	—
Derivative financial instruments	6,175	6,117
Customer deposits	639	713
Deferred revenue	341	330
Current portion of capital lease	144	125
Total current liabilities	23,548	14,298

Long term liabilities:
Senior Secured Notes, net of discount of $0 and $3,912, respectively	—	6,647
Senior Secured Notes held by Insider Purchasers - related parties, net of discount of $0 and $221, respectively	—	226
Capital lease, less current portion	156	233
Total long term liabilities	156	7,106
Total liabilities	23,704	21,404

Preferred stock, $10,000 par value; 1,500 shares authorized and redeemable; 475 Series C shares issued and outstanding recorded at fair value (stated value and liquidation value of $4,748)	4,330	4,330

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.0001 par value;150,000,000 shares authorized; 48,114,564 and 47,629,564 shares issued; 46,549,673 and 46,064,673 shares outstanding, respectively	5	5
Additional paid-in capital	162,793	162,300
Accumulated deficit	(181,344)	(178,094)
	(18,546)	(15,789)
Less: Treasury stock, 1,564,891 shares at cost	(1,383)	(1,383)
Total stockholders’ deficit	(19,929)	(17,172)
Total liabilities and stockholders’ deficit	$8,105	$8,562

GLOWPOINT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

 (Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
Revenue	$12,491	$11,508	$6,492	$5,847
Cost of revenue	7,127	7,819	3,776	3,903
Gross margin	5,364	3,689	2,716	1,944

Operating expenses:
Research and development	504	354	266	177
Sales and marketing	1,906	1,499	1,027	846
General and administrative	3,792	4,275	1,898	2,354
Total operating expense	6,202	6,128	3,191	3,377
Loss from operations	(838)	(2,439)	(475)	(1,433)

Interest and other expense (income):
Interest expense, including $90, $0, $48 and $0, respectively, for Insider Purchasers	2,132	2,004	1,115	1,089
Interest income	(16)	(28)	(5)	(13)
Increase (decrease) in fair value of derivative financial instruments, including $3, $0, $(40) and $0, respectively, for Insider Purchasers	58	1,006	(1,398)	392
Amortization of deferred financing costs, including $24, $0, $12 and $0, respectively, for Insider Purchasers	238	261	125	131
Total interest and other expense, net	2,412	3,243	(163)	1,599
Net loss	(3,250)	(5,682)	(312)	(3,032)
Preferred stock dividends	—	(172)	—	(87)
Net loss attributable to common stockholders	$(3,250)	$(5,854)	$(312)	$(3,119)

Net loss attributable to common stockholders per share:
Basic and diluted	$(0.07)	$(0.13)	$(0.01)	$(0.07)

Weighted average number of common shares:
Basic and diluted	46,305	46,762	46,468	46,982

GLOWPOINT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from Operating Activities:
Net loss	$(3,250)	$(5,682)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	647	779
Other expense recognized for the increase in the estimated fair value of the derivative financial instruments	58	1,006
Amortization of deferred financing costs	238	261
Accretion of discount on Senior Secured Notes	1,336	1,380
Beneficial conversion feature for Senior Secured Notes	—	94
Loss on disposal of equipment	—	8
Stock-based compensation	314	550
Increase (decrease) in cash attributable to changes in assets and liabilities:
Accounts receivable	(924)	36
Prepaid expenses and other current assets	(152)	(149)
Other assets	3	(176)
Accounts payable	872	618
Customer deposits	(74)	7
Accrued expenses, sales taxes and regulatory fees	334	403
Deferred revenue	11	(21)
Net cash used in operating activities	(587)	(886)

Cash flows from Investing Activities:
Purchases of property and equipment	(681)	(555)
Net cash used in investing activities	(681)	(555)

Cash flows from Financing Activities:
Capital lease payments	(58)	—
Net cash used in financing activities	(58)	—

Decrease in cash and cash equivalents	(1,326)	(1,441)
Cash and cash equivalents at beginning of period	2,312	2,153
Cash and cash equivalents at end of period	$986	$712

Supplement disclosures of cash flow information:
Cash paid during the period for
Interest	$59	$2

Non-cash investing and financing activities:
Preferred stock dividends	$—	$172
Additional Senior Secured Notes issued as payment for interest	644	361
Settlement of accrued 2007 management bonus with restricted stock	179	—

Teleconference

Glowpoint will host a conference call at 4:30 pm ET today to discuss the results and field questions from investors. Interested participants should call 800-901-5226 and use passcode 98186023. International participants should call 617-786-4513 and use the same passcode.

A recording of the conference call will be available beginning August 14 and will remain archived through August 21, 2008. To listen to the playback, please call 888-286-8010 and use passcode 48392721. For the international playback, dial 617-801-6888 and use the same passcode.

This call is being audio webcast by Thomson Financial and can be accessed at Glowpoint's website at http://www.glowpoint.com. The audio webcast will also be distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at http://www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network, such as America Online's Personal Finance Channel, Fidelity Investments® (www.fidelity.com), and others. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents: http://www.streetevents.com.

About Glowpoint

Glowpoint, Inc. (OTC: GLOW), is a premiere, IP-based managed video communications services provider. Glowpoint is innovating video communications with services supporting traditional video conferencing, Telepresence VNOC, Broadcast Content Acquisition and Delivery, and Call Center Applications. Glowpoint’s services are delivered over a robust, video-centric network that reaches around the world and serves clients ranging from Fortune 100 enterprises and leading broadcast networks to SMB markets. Glowpoint is headquartered in Hillside, New Jersey. To learn more, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

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